Exhibit 10.10


                             ARCH CAPITAL GROUP LTD.


                      Non-Qualified Stock Option Agreement


     FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Arch Capital Group Ltd. (the "Company"), a Bermuda company, hereby grants to John M. Pasquesi (the "Option Holder"), the option to purchase common shares, $0.01 par value per share, of the Company ("Shares"), upon the following terms:

     WHEREAS, the Option Holder has been granted the following award in consideration for his having provided structuring and advisory services to the Company in connection with various financing alternatives;

     (a) Grant. The Option Holder is hereby granted an option (the "Option") to purchase 750,946 Shares (the "Option Shares"). The Option is granted as of October 23, 2001 (the "Date of Grant") and such grant is subject to the terms and conditions herein. This Option shall not be treated as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended. This Option shall be rescinded if it is not approved by shareholders of the Company prior to the first anniversary hereof.

     (b) Status of Option Shares. The Option Shares shall upon issue rank equally in all respects with the other Shares.

     (c) Option Price. The purchase price for the Option Shares shall be, except as herein provided, $20.00 per Option Share, hereinafter sometimes referred to as the "Option Price," payable immediately in full upon the exercise of the Option.

     (d) Term of Option. The Option may be exercised during the period beginning on the Date of Grant and ending on the tenth anniversary of the Date of Grant (the "Option Period"). Thereafter, the Option Holder shall cease to have any rights in respect thereof.

     (e) No Rights of Shareholder. The Option Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or in equity.

     (f) Adjustments. In the event that, prior to the expiration of the Option, any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Option Holder and preserve the value of the Option, (i) there shall automatically be substituted for each Share subject to the unexercised Option the number and kind of shares, other securities or other consideration (including cash) into which each outstanding Share shall be changed or for which each such Share shall be exchanged, and (ii) the exercise price shall be in-


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creased or decreased proportionately so that the aggregate purchase price for the Shares subject to the unexercised Option shall remain the same as immediately prior to such event.

     (g) Nontransferability. The Option, or any interest therein, may not be assigned or otherwise transferred, disposed of or encumbered by the Option Holder, other than by will or by the laws of descent and distribution. During the lifetime of the Option Holder, the Option shall be exercisable only by the Option Holder or by his or her guardian or legal representative. Notwithstanding the foregoing, the Option may be transferred by the Option Holder to members of his or her "immediate family " or to a trust or other entity established for the exclusive benefit of solely one or more members of the Option Holder's "immediate family." Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means the Option Holder's children stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brother and sisters), in laws, and relationships arising because of legal adoption.

     (h) Exercise of Option. In order to exercise the Option, the Option Holder shall submit to the Company an instrument in writing signed by the Option Holder, specifying the whole number of Option Shares in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Company (which shall include by broker assisted exercise arrangements), of the Option Price for the Option Shares for which the Option is being exercised. Payment to the Company in cash or Shares already owned by the Option Holder (provided that the Option Holder has owned such Shares for a minimum period of six months or has purchased such Shares on the open market) and having a total Fair Market Value (as defined below) equal to the exercise price, or in a combination of cash and such Shares, shall be deemed acceptable for purposes hereof. Option Shares will be issued accordingly by the Company on the date of exercise.

     The Company shall not be required to issue fractional Shares upon the exercise of the Option. If any fractional interest in a Share would be deliverable upon the exercise of the Option in whole or in part but for the provisions of this paragraph, the Company, in lieu of delivering any such fractional share therefor, shall pay a cash adjustment therefor in an amount equal to their Fair Market Value (or if any Shares are not publicly traded, an amount equal to the book value per share at the end of the most recent fiscal quarter) multiplied by the fraction of the fractional share which would otherwise have been issued hereunder. Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Option Shares hereunder if the issuance of such Option Shares would violate the provision of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that such Option Shares may be issued without resulting in such violations of law. For purposes hereof, Fair Market Value shall mean the mean between the high and low selling prices per Share on the immediately preceding date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange on which the Shares are traded, as such prices are officially quoted on such exchange.


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     (i) Obligations as to Capital and Registration. The Company agrees that it will at all times maintain authorized and unissued share capital sufficient to fulfill all of its obligations under the Option. The Company also agrees to use reasonable best efforts to maintain an effective Registration Statement on Form S-8 (or any similar successor form) covering the issuance to the Option Holder of the Option Shares.

     (j) Transfer of Shares. The Option, the Option Shares, or any interest in either, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws and the terms and conditions hereof.

     (k) Expenses of Issuance of Option Shares. The issuance of stock certificates upon the exercise of the Option in whole or in part, shall be without charge to the Option Holder. The Company shall pay, and indemnify the Option Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.

     (l) Withholding. No later than the date of exercise of the Option granted hereunder, the Option Holder shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Option Holder, federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option.

     (m) References. References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder's legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.

     (n) Notices. Any notice required or permitted to be given under this agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

         If to the Company:

                  Arch Capital Group Ltd.
                  Executive Offices:
                  20 Horseneck Lane
                  Greenwich, CT  06830
                  Attn:  Secretary


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         If to the Option Holder:

                  John M. Pasquesi
                  Otter Capital LLC
                  One Maritime Plaza
                  San Francisco, CA  94111


          Copies (which shall not constitute notice) of notices to the Option Holder shall also be sent to:

                  Greene Radovsky Maloney & Share LLP
                  Four Embarcadero Center, Suite 4000
                  San Francisco, California  94111

                  Attn:  Richard L. Greene, Esq.


     (o) Governing Law. This agreement shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws.

     (p) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement.

     (q) Counterparts. This agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.



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     IN WITNESS WHEREOF, the undersigned have executed this agreement as of the
Date of Grant.

                              ARCH CAPITAL GROUP LTD.




                              By:/s/ Louis T. Petrillo
                                 ----------------------------------------------
                              Name:    Louis T. Petrillo
                              Title:   Senior Vice President, General Counsel
                                       and Secretary



                              /s/ John M. Pasquesi
                              --------------------------
                              John M. Pasquesi